Exhibit 99.1

Company Contact Gina Rodrigues Aware, Inc. 781-276-4000 grodrigues@aware.com	Investor Contact Matt Glover and Sophie Pearson Gateway Group, Inc. 949-574-3860 AWRE@gatewayir.com

Aware Reports Fourth Quarter and Full Year 2021 Financial Results

Full Year 2021 Revenue Increased 49% Year-over-Year

Full Year 2021 Recurring Revenue Exceeded $9M

BEDFORD, MASS. – March 1, 2022 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software products, solutions and services, today reported financial results for the fourth quarter and fiscal year ended December 31, 2021.

Full Year & Fourth Quarter 2021 Operational Highlights

•	Full year 2021 revenue increased 49% over full year 2020 revenue.

•	Recorded an all-time high of 42 million transactions protected by Knomi™ in 2021, a 345% year-over-year increase.

•	Tripled subscription revenue year-over-year, driving a 46% year-over-year increase in recurring revenue, demonstrating and confirming the company’s growth strategy.

•

Acquired Fortress Identity, a cloud-native pioneering provider of digital ID verification and biometric authentication, expanding the company’s offerings around identity proofing to directly address financial compliance requirements and enable organizations to mitigate risk and curtail increasing fraud.

•	Selected by leading Turkish bank Garanti BBVA to incorporate Aware’s award-winning Knomi into the bank’s mobile app, enabling secure, remote customer onboarding and document verification capabilities.

•	Announced that Thomas County, GA sheriff’s office installed AwareABIS, accelerating the agency’s criminal identification process.

•

Showcased leading biometric and identity authentication solutions at Mobile World Congress Los Angeles and Connect:ID Conference, demonstrating Aware’s leadership within the biometrics industry and increasing the company’s brand awareness.

Fourth Quarter 2021 Financial Results

Revenue for the fourth quarter of 2021 was $4.0 million, compared to $4.2 million in the third quarter of 2021 and $3.4 million in the same year-ago period. The year-over-year increase in revenue was primarily the result of higher subscription-based revenue as well as higher maintenance revenue.

Net loss in the fourth quarter of 2021 totaled $1.3 million, or $(0.06) per diluted share, which compares to net loss of $1.6 million, or $(0.07) per diluted share, in the third quarter of 2021 and net loss of $1.6 million, or $(0.08) per diluted share, in the same year-ago period.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the fourth quarter of 2021 was $0.9 million, compared to adjusted EBITDA loss of $1.0 million in the third quarter of 2021 and adjusted EBITDA loss of $1.4 million in the same year-ago period. The year-over-year improvement in adjusted EBITDA was primarily the result of higher revenues.

Cash and cash equivalents totaled $30.0 million as of December 31, 2021, compared to $38.6 million as of December 31, 2020.

Full Year 2021 Financial Results

Revenue for the full year ended December 31, 2021 was $16.9 million, compared to $11.3 million for the year ended December 31, 2020. The increase in revenue was primarily due to an increase in subscription-based revenue.

Net loss for the full year ended December 31, 2021 totaled $5.8 million, or $(0.27) per diluted share, compared to a net loss of $7.6 million or $(0.35) per diluted share, in the same year-ago period.

Adjusted EBITDA loss for the full year ended December 31, 2021 was $3.8 million compared to adjusted EBITDA loss of $8.0 million in the same year-ago period. The year-over-year improvement in adjusted EBITDA was primarily the result of higher revenues.

Management Commentary

“Our results for 2021 reflect the early success of our growth strategy and transformation into a subscription-based SaaS platform company,” said Robert Eckel, Aware’s Chief Executive Officer. “Financially, we achieved several milestones in 2021, including delivering the highest revenue in more than five years and generating robust growth in recurring revenue. Operationally, we expanded our sales pipeline by adding new partnerships across multiple industry verticals and geographies. And, our recent acquisition of Fortress Identity further accelerates the development and market adoption of our SaaS solutions.

“In 2022, our focus remains on executing our growth strategy as we advance our SaaS offerings and continue to evaluate strategic initiatives. We have the industry expertise and leading-edge authentication solutions to capitalize on the growing adoption of biometrics. We believe our strong operational momentum has us well-positioned to continue growing our topline revenue at a rate exceeding the biometric market CAGR of about 15% ”.

About Aware

Aware, a global leader in productized biometrics software products, solutions, and services, provides critical biometric functionality to collect, manage, process, and match biometric images and data for identification and authentication. With their decades-long experience, Aware is a market leader in liveness detection and multi-modal fusion to protect client and business processes through fingerprint, face, iris, and voice matching algorithms, mobile biometric capture and authentication software, a biometric workflow and middleware platform, and a fully scalable ABIS. Aware’s device-agnostic, integration-ready, and customer-managed products enable ease-of-use for enterprises to empower individuals to own their identities. Aware serves customers across a multitude of industries, including financial services, enterprise security, healthcare, human resources, citizen ID, border management, law enforcement, defense, and intelligence. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts. To learn more, visit https://www.aware.com or follow Aware on Twitter @AwareBiometrics.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, the impact of acquisitions and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi)

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.

we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvii) our business may be affected by government regulations and adverse economic conditions; xviii) we may make acquisitions that could adversely affect our results, xix) we may have additional tax liabilities; and xx) we believe the effects caused by the COVID-19 pandemic will likely have an adverse impact on our revenue over the next several quarters.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2020 and other reports and filings made with the Securities and Exchange Commission.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenue:
Software licenses	$1,686	$1,862	$7,973	$5,038
Software maintenance	1,848	1,319	6,679	5,429
Services and other	462	245	2,202	842

Total revenue	3,996	3,426	16,854	11,309

Costs and expenses:
Cost of services	276	327	1,209	810
Research and development	2,192	2,066	9,259	9,093
Selling and marketing	1,540	1,640	6,324	5,411
General and administrative	1,512	1,249	6,159	5,419

Total costs and expenses	5,520	5,282	22,951	20,733

Operating loss	(1,524)	(1,856)	(6,097)	(9,424)
Interest income	1	2	4	176

Loss before benefit from income taxes	(1,523)	(1,854)	(6,093)	(9,248)
Benefit from income taxes	(269)	(218)	(269)	(1,634)

Net loss	($1,254)	($1,636)	($5,824)	($7,614)

Net loss per share – basic	($0.06)	($0.08)	($0.27)	($0.35)
Net loss per share – diluted	($0.06)	($0.08)	($0.27)	($0.35)

Weighted-average shares – basic	21,578	21,424	21,525	21,473
Weighted-average shares – diluted	21,578	21,424	21,525	21,473

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$29,963	$38,565
Accounts and unbilled receivables, net	6,850	4,514
Tax receivable	1,411	—
Property and equipment, net	3,216	3,701
Goodwill and intangible assets, net	6,342	2,868
Long-term tax receivable	—	1,398
Other assets, net	591	582

Total assets	$48,373	$51,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$2,192	$2,025
Deferred revenue	3,740	3,933
Contingent acquisition payment	919	—
Total stockholders’ equity	41,522	45,670

Total liabilities and stockholders’ equity	$48,373	$51,628

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax provision. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that adjusted EBITDA is useful to investors as a tool to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net loss the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three months and full year ended December 31, 2021 and 2020 and three months ended September 30, 2021.

AWARE, INC.

RECONCILIATON OF ADJUSTED EBITDA TO NET LOSS

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net loss	($1,254)	($1,636)	($5,824)	($7,614)
Depreciation and Amortization	168	160	688	561
Stock based compensation	490	281	1,567	838
Interest Income	(1)	(2)	(4)	(176)
Benefit from income taxes	(269)	(218)	(269)	(1,634)

Adjusted EBITDA	($866)	($1,415)	($3,842)	($8,025)

	Three Months Ended
	December 31,	September 30,
	2021	2021
Net loss	($1,254)	($1,579)
Depreciation and Amortization	168	171
Stock based compensation	490	441
Interest Income	(1)	(1)
Benefit for income taxes	(269)	—

Adjusted EBIDTA	($866)	($968)

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Aware is a registered trademark of Aware, Inc.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.